Exhibit 24(b)(8.71)

FIRSTAMENDMENT TO THE

RULE 22C-2 AGREEMENT

THIS FIRST AMENDMENT (“Amendment”) is made as of July 2, 2015, between the Pax World Funds Series Trust I (“Fund ”), a registered investment company with series of mutual fund portfolios (each a “Fund” and collectively the “Funds”), ALPS Distributors, Inc., (“Distributor”), as  principal underwriter on behalf of the of the Funds, Voya Retirement Insurance and Annuity Company (formerly ING Life Insurance and Annuity Company), Security Life of Denver Insurance Company, Voya Institutional Trust Company (formerly ING National Trust), Systematized Benefit Administrators Inc., Voya Insurance and Annuity Company (formerly ING USA Annuity and Life Insurance Company), ReliaStar Life Insurance Company and ReliaStar Life Insurance Company of New York to the Rule 22c-2 Agreement among the parties, made as of October 15, 2009, as amended from time to time (the “Agreement”).  Voya Retirement Insurance and Annuity Company, Security Life of Denver Insurance Company, Voya Institutional Trust Company, Systematized Benefit Administrators Inc., Voya Insurance and Annuity Company, ReliaStar Life Insurance Company, and ReliaStar Life Insurance Company of New York shall be collectively referred to as “Voya”.  All capitalized terms used in the Amendment and not otherwise defined herein shall have the same meanings ascribed to them in the Agreement.

WHEREAS, the Fund, Distributor, and Voya wish to add Pax World Funds Series Trust III (“Trust III”) as a party to the Agreement and Trust III desires to become a party.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

1.  Pax World Funds Series Trust III is hereby made a party to the Agreement and the defined term for Pax World Funds Series Trust I, the “Fund or Funds”, shall hereafter include both Pax World Funds Series Trust I and Pax World Funds Series Trust III.

2.  Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

[Signature Page to follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

Voya Retirement Insurance and Annuity Company		Systematized Benefits Administrators Inc.

By:	/s/ Lisa Gilarde	By:	/s/ Lisa Gilarde

Name and Title:	Lisa Gilarde Vice President	Name and Title:	Lisa Gilarde Vice President

Voya Institutional Trust Company		Security Life of Denver Insurance Company

By:	/s/ Gordon Elrod	By:	/s/ Lisa Gilarde

Name and Title:	Gordon Elrod Vice President	Name and Title:	Lisa Gilarde Vice President

Voya Insurance and Annuity Company		ReliaStar Life Insurance Company of New York

By:	/s/ Lisa Gilarde	By:	/s/ Lisa Gilarde

Name and Title:	Lisa Gilarde Vice President	Name and Title:	Lisa Gilarde Vice President

ReliaStar Life Insurance Company		Pax World Funds Series Trust I

By:	/s/ Lisa Gilarde	By:	/s/ Maureen L. Conley

Name and Title:	Lisa Gilarde Vice President	Name and Title:	Maureen L. Conley Secretary

ALPS Distributors, Inc.		Pax World Funds Series Trust III

By:	/s/ Steven B. Price	By:	/s/ Maureen L. Conley

Name and Title:	Steven B. Price Senior Vice President Director of Distribution Services	Name and Title:	Maureen L. Conley Secretary

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